CONSENT OF BEARD MILLER COMPANY LLP

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-53295, 333-85025 and 333-87932) on Form S-8 of BCSB Bankcorp, Inc. of our report dated November 30, 2004, relating to the consolidated financial statements, which appears in the 2004 Annual Report, which is incorporated in this Annual Report on Form 10-K.

/s/ Beard Miller Company LLP

Baltimore, Maryland

December 28, 2004